Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements No. 333-145985, 333-148050, 333-149334 and 333-149335 on Form S-8 of our report dated November 24, 2008, relating to the financial statements of Zevotek, Inc., which appear in this Amendment No. 2 to Annual Report on Form 10-KSB of Zevotek, Inc. for the year ended June 30, 2008.

/s/ RBSM LLP Certified Public Accountants

New York, New York
January 12, 2009